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NAPSTER, INC.
(Name of Registrant as Specified In Its Charter)
PERRY H. ROD, THOMAS SAILORS, KAVAN P. SINGH
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SUPPORT NEW NOMINEES FOR NAPSTER BOARD
CURRENT BOARD’S INTERESTS ARE NOT ALIGNED WITH STOCKHOLDERS
NAPSTER BOARD NEEDS TO EXPLORE THE SALE OR MERGER OF THE COMPANY

LOS ANGELES, CA--(MARKET WIRE)--Aug 21, 2008 -- Okapi Partners is submitting this press release on behalf of Perry H. Rod, Thomas Sailors and Kavan P. Singh. The Investor Nominees today sent the following letter to Napster (NASDAQ: NAPS) stockholders urging them to vote the BLUE proxy card FOR the Investor Nominees for election to the board:

Dear Fellow Stockholders of Napster:

We have been increasingly concerned and alarmed by the actions taken by the Napster board of directors and senior management which we believe have not been in the best interests of stockholders and have only served to further entrench management and the board.  Please support our slate of nominees and approve our corporate governance reform proposals so we can reposition the company to maximize stockholder value and end what we believe to be a history of entrenched insider interests operating at stockholder expense.

Napster senior management and the directors against whom we are campaigning have presided over a dramatic deterioration in the value of our company since soon after its transformation from Roxio into its present form as the Napster digital music service.  Since that time, Napster’s stock price has fallen from a high of $10.00 on December 6, 2004 to a closing price of $1.36 on July 29, 2008, the date we filed our proxy materials.  The July 29th closing price equates to a market capitalization of less than the company’s cash and investments of just over $70 million, which we believe implies the market places little if any value on the strategic direction offered by senior management and the current board.  In consideration of the company’s continuing operating losses, ongoing cash drain after accounting for unpaid royalty accruals, and severely diminished book and market values of our equity investment, we believe it is clear that the current strategy is not working, and neither the current board nor senior management has a clear plan for the future.

It appears the current board’s response to this situation was to implement the following list of stockholder-unfriendly maneuvers in support of its own and management’s deep entrenchment and control over the company:

•	A classified board structure requiring a nearly impossible 80% vote of the outstanding shares in order to change the bylaws allowing for the annual election of all directors.

•	A “poison pill” stockholder rights plan making it extremely difficult for any potential acquirer to demonstrate serious acquisition intent without management’s preconditioned support.

•
A recently implemented change of control severance package, commonly referred to as a golden parachute, for the chairman/CEO that would pay him 299% of base salary, or over $1,800,000, plus immediate vesting of all restricted stock awards as well as other benefits.

•
The effective replacement of previously granted underwater stock options with what we believe to be unwarranted and unearned restricted stock grants that have expropriated ownership and control away from shareholders and into the hands of management.

IT IS TIME FOR A CHANGE.

VOTE THE BLUE PROXY CARD TODAY AND PUT PEOPLE ON THE NAPSTER BOARD THAT ARE COMMITTED TO MAXIMIZING STOCKHOLDER VALUE

Napster needs new board members who are more in tune with the needs of its stockholders.  Like you, we purchased our shares on the open market.  We did not receive over 3,000,000 shares in restricted stock, or almost seven percent of the company, as a “reward” for an over 80% decline in share price - as the directors and senior management have collectively received over the last three years.  Napster should be exploring all possible avenues of maximizing stockholder value which includes the possible sale or merger of the company.  We believe the actions taken by the current board have made that option extremely difficult for potential acquirers.  Our nominees will work on behalf of fellow stockholders to change this situation.

Napster states in its June 11, 2008 10-K:

  “We expect to continue to operate at a loss in the near term due to our significant investments to enhance service capabilities, market our products and grow worldwide…  This market is highly competitive and we expect competition to continue to increase in the future as the market expands. We believe that our unique technology and feature set positions us ahead of many of our competitors.”

Based on this quote it seems that Napster’s current board may not even realize its own true position in the digital music service market.  Please note the following observations:

•
Management has tried a myriad of operating and marketing strategies ranging from an advertising supported portal to partnerships with various mobile phone operators, hardware manufacturers, big box retailers and satellite radio, as well as a joint venture in Japan.  None of these strategies has been able to produce sustainable overall subscriber growth.  Napster’s paid subscriber base fell from 830,000 at fiscal year end March 2007 to 760,000 at fiscal year end March 2008.  In the recently completed quarter ending June 30, subscribers fell again to 708,000 – a meaningful decline of 52,000, or almost seven percent, in only three months!  It is clear to us that none of the company’s strategies has succeeded in generating subscriber traction and we do not believe it has a defensible plan for reversing the decline.

•
Management has repeatedly claimed that its key strategic partnership with AT&T would provide a new source of subscriber growth yet no discernable traction has been observed.  With the domestic launch of the iPhone exclusively with AT&T we question how the company will compete for AT&T’s attention in deploying a competitive value proposition in the mobile music space.

•
Management’s assertion that “…our unique technology and feature set positions us ahead of many of our competitors” leads us to wonder which competitors they are actually referring to.  The relevant comparison is to Napster’s most important competitors which include companies like Apple and Microsoft, companies with far greater financial resources and/or demonstrated success.  Even Real Networks, Napster’s closest competitor in the subscription space, had an R&D budget of $103 million last year, compared to Napster’s $9.7 million expense in the same period.  Furthermore, all of Viacom’s $230 million investment in the Real Networks Rhapsody America joint venture is dedicated to a five year advertising budget on Viacom’s music television channels, compared to Napster’s entire sales and marketing expenditure of $18 million in fiscal 2008.

It is obvious to us that significant steps need to be taken to maximize value for Napster stockholders.  We believe the current classified board structure, the board’s continued support of its poison pill takeover defense, the dilution of shareholder ownership through  restricted stock grants for “performance” and the new “change of control” severance package awarded to the CEO/chairman have misaligned the interests of the board from those of stockholders.  In fact, we believe Napster’s generous senior executive compensation practices overall have created incentives for management NOT to sell the company.  It is time for stockholders to exercise owner oversight and force entrenched directors to step aside by casting your vote with us.

We address these concerns with the corporate governance reform proposals listed in our proxy as well as our commitment to work on behalf of stockholder interests as members of the board.  Please vote for these proposals and our director candidacies by returning the BLUE proxy card.

Our nominees own over 700,000 shares of Napster stock, all purchased in the open market.  We are owners of common stock, just like you, who have a deep interest and personal financial investment in the Company and are willing to commit considerable time and effort at the board level.  Our collective experience in stockholder value maximization, corporate acquisitions and operations, and the technology and entertainment industries would add value to the board.  This combined depth of interest in Napster and our willingness to immediately act as a catalyst for change to maximize stockholder value are what is needed on the board now.

We urge all stockholders to elect our director nominees on the enclosed blue proxy card today.  Vote for much needed change at Napster by signing, dating and returning the enclosed BLUE proxy card or you may vote by telephone or internet if you own through a bank or broker.  We urge stockholders to discard any proxy materials you receive from Napster and to vote only the BLUE proxy card.

If you have already voted management's proxy card, you have every right to change your vote by executing the enclosed BLUE proxy card - only the latest dated proxy card returned will be counted.

Your vote is very important, regardless of how many or how few shares you own.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, Okapi Partners LLC, toll-free at 1-877-259-6290.

We thank you for your consideration and look forward to the responsibility of representing our collective interest in maximizing value for all Napster stockholders.

Thank you for your support,

Perry H. Rod	Thomas Sailors	Kavan P. Singh

PERRY H. ROD, THOMAS SAILORS AND KAVAN P. SINGH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE NAPSTER, INC. 2008 ANNUAL MEETING.  NOTE THAT THIS LETTER TO STOCKHOLDERS INCLUDES FORWARD LOOKING STATEMENTS.  THESE STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN OUR FORWARD LOOKING STATEMENTS.  SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF NAPSTER, INC. FOR USE AT THE 2008 ANNUAL MEETING AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.

To elect the investor nominees, we urge all stockholders to sign and return the BLUE Proxy whether or not you have already returned a white proxy sent to you by the Company.

The Investor Nominees urge all stockholders not to sign or return any white proxy sent to you by the company.

Instead, the Investor Nominees recommend that you use the BLUE Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or internet.

If you have already returned the white proxy, you can effectively revoke it by voting the BLUE Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the BLUE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-259-6290

Or

Email:   info@okapipartners.com